UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2015

UBIQUITY, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-179738	99-0371375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9801 Research Drive, Irvine, California 92618
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (949) 489-7600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

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Item 8.01 Other Events

As previously disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, on May 27, 2014, Think Design Media, Inc. ("TDM"), filed a lawsuit against the Company claiming breach of a December 2013 consulting contract. TDM disputes the Company's cancellation of the consulting agreement for non-performance.

On July 28, 2014, a complaint was filed by the Company as the Plaintiff against Think Mobile, Inc., Carlos E. Orellana and Ivano Stamegna (together, the “TGS Defendants”), in the Superior Court of California. The Company alleged in its complaint causes for breach of contract, breach of implied covenant of good faith and fair dealing, fraudulent inducement, intentional interference with contractual relations, intentional interference with prospective economic advantage and conversion. The Company alleged that the terms of the TGS Agreement were violated by the TGS Defendants and the TGS Defendants failed to enter into the Agreement in good faith.

On September 25, 2014, a complaint was filed by the Company as the Plaintiff against Think Design Media, Inc., Biznexion, Inc., Acosta Investments, LLC, Carlos Orellana, Ivano Stamegna, Anthony Cesare and other defendants in the Superior Court of California, County of Orange. The Company alleged that the TDM Defendants never had any intention to fulfill the terms of the Agreements and instead improperly acquired and disclosed the Company’s trade secrets. The Company alleged in its complaint that the TDM Defendants’ actions constitute fraud, conversion, misappropriation of trade secrets, trademark infringement, breach of contract, fraudulent transfer, unfair competition, and violation of the Racketeer Influenced and Corrupt Organizations Act.

On February 26, 2015, the Company, Think Mobile, Inc., Think Design Media, Inc. and all other parties to the lawsuits submitted to the Superior Court of California, County of Orange a request for dismissal of all actions between the parties, after executing a Confidential Settlement Agreement and Release (the “Agreement”). As part of the Agreement, the lawsuits were settled and the Company obtained a full release from all defendants to such lawsuits.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 2, 2015

UBIQUITY, INC.

By:	/s/ Christopher Carmichael
Christopher Carmichael
Chief Executive Officer

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